Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267762

PROSPECTUS

REVIVA PHARMACEUTICALS HOLDINGS, INC.

Up to 3,359,684 shares of Common Stock underlying the Common Warrants

Up to 1,383,399 shares of Common Stock underlying the Pre-Funded Warrants

This prospectus relates to the resale from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” of (i) up to 3,359,684 shares of our common stock, par value $0.0001 per share (the “Common Stock”) which the selling stockholders may acquire upon the exercise of outstanding warrants (the “Common Warrants”) and (ii) up to 1,383,399 shares of Common Stock which the selling stockholders may acquire upon the exercise of outstanding pre-funded warrants (the “Pre-Funded Warrants,” and together with the Common Warrants, the “Warrants”). We issued the Warrants to the selling stockholders in a private placement concurrent with a registered direct offering of 1,976,285 shares of Common Stock. The closing of the issuance and sale of these securities was consummated on September 8, 2022.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in their shares of Common Stock on any stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the Common Stock by the selling stockholders. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 7 and “Plan of Distribution” beginning on page 11 of this prospectus for more information.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “RVPH.” On March 24, 2023, the last reported sale price of our Common Stock as reported on The Nasdaq Capital Market was $3.93 per share.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 4, 2023

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling stockholders of the securities offered by them described in this prospectus. We will receive proceeds from any exercise of the Common Warrants or the Pre-Funded Warrants for cash.

Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

For investors outside the United States: neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Additional Information” and “Incorporation Of Certain Information By Reference.”

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Additional Information” and “Incorporation Of Certain Information By Reference.”

Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

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PROSPECTUS SUMMARY

The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page 4 and the disclosures to which that section refers you, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus before investing in any of the securities described in this prospectus.

About Us

We are a clinical-stage pharmaceutical company that discovers, develops, and seeks to commercialize next-generation therapeutics for diseases representing significant unmet medical needs and burdens to society, patients, and their families. Our current pipeline focuses on the central nervous system, respiratory, and metabolic diseases. We use a chemical genomics driven technology platform and proprietary chemistry to develop new medicines. Our pipeline currently has two drug candidates, brilaroxazine (RP5063) and RP1208. Both are new chemical entities discovered in-house. We have been granted composition of matter patents for both brilaroxazine and RP1208 in the United States (U.S.), Europe, and several other countries.

Our lead drug candidate, brilaroxazine, is in clinical development and is intended to treat multiple neuropsychiatric indications. These include schizophrenia, bipolar disorder (BD), major depressive disorder (MDD), attention–deficit/hyperactivity disorder (ADHD), behavioral and psychotic symptoms of dementia or Alzheimer’s disease (BPSD), and Parkinson’s disease psychosis. Furthermore, brilaroxazine is also ready for clinical development for two respiratory indications — pulmonary arterial hypertension (PAH) and idiopathic pulmonary fibrosis (IPF). The U.S. Food and Drug Administration (FDA) granted Orphan Drug designation to brilaroxazine for the treatment of PAH in November 2016 and IPF in April 2018.

On January 10, 2022, the FDA notified us that we could proceed with our Phase 3 RECOVER trial, which is a study of brilaroxazine in patients with an acute exacerbation of schizophrenia. On February 1, 2022, we announced that the first patients in the RECOVER trial had been dosed. On July 27, 2022, we announced that we had enrolled patients in 15 geographically diverse sites across the U.S. The RECOVER trial is a global Phase 3, randomized, double-blind, placebo-controlled, multicenter study designed to assess the safety and efficacy of brilaroxazine in approximately 400 patients with acute schizophrenia compared to placebo. On October 31, 2022, we announced over 30% enrollment in our Phase 3 RECOVER trial in the United States and the initiation and ongoing enrollment across sites in Europe, and we finished 2022 with about 40% enrollment. The Company has received regulatory approval for initiating the study in Asia (India) on October 11, 2022 and multiple sites were initiated in India in November and December 2022.

Our primary focus is to complete the clinical development of brilaroxazine for the treatment of acute and maintenance schizophrenia.

We are currently developing Phase 2 trial protocols for studies of brilaroxazine in ADHD and PAH and anticipate submitting the protocols to regulatory agencies in the first half of 2023 and initiating the Phase 2 studies in the second half of 2023.

Subject to the receipt of additional financing, we may also continue the clinical development of brilaroxazine for the treatment of BD, MDD, BPSD, PDP, and IPF. Moreover, subject to the receipt of additional financing, we may also advance the development of our second drug candidate, RP1208, for the treatment of depression and obesity.

Business Combination and Domestication

On December 14, 2020, our predecessor company, formerly known as Tenzing Acquisition Corp., a British Virgin Islands exempted company (“Tenzing”), and Reviva Pharmaceuticals, Inc., a Delaware corporation (together with its consolidated subsidiaries, “Old Reviva”), consummated the transactions (the “Business Combination”) contemplated by the Agreement and Plan of Merger, dated as of July 20, 2020 (as amended, the “Merger Agreement”), by and among Tenzing, Tenzing Merger Subsidiary Inc., a Delaware corporation and wholly-owned subsidiary of Tenzing (“Merger Sub”), Old Reviva, and the other parties thereto. Pursuant to the Merger Agreement, Merger Sub merged with and into Old Reviva, with Old Reviva surviving as our wholly owned subsidiary. We refer to this transaction as the Business Combination. In connection with and one day prior to the completion of the Business Combination, Tenzing re-domiciled out of the British Virgin Islands and continued as a company incorporated in the State of Delaware, and changed its name to Reviva Pharmaceuticals Holdings, Inc. Prior to the completion of the Business Combination, the Company was a shell company. Following the Business Combination, the business of Old Reviva is the business of the Company.

Old Reviva was incorporated in the state of Delaware on May 1, 2006 and its subsidiary, Reviva Pharmaceuticals India Pvt. Ltd., was incorporated on December 23, 2014. Tenzing was formed pursuant to the laws of the British Virgin Islands on March 20, 2018.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended, (the “Sarbanes Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

Our eligibility to qualify as an emerging growth company will end on December 31, 2023 (which is the last day of the fiscal year following the fifth anniversary of the closing of Tenzing’s initial public offering, which occurred during 2018).

Corporate Information

Our principal offices are located at 19925 Stevens Creek Blvd., Suite 100, Cupertino, CA 95014, and our telephone number is (408) 501-8881. Our website address is http://revivapharma.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

THE OFFERING

The following summary of the offering contains basic information about the offering and our securities and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our securities, please refer to the section titled “Description of Securities.”

Shares of Common Stock being offered for resale by the selling stockholders:	Up to 4,743,083 shares of Common Stock issuable upon exercise of the Warrants.

Use of proceeds:

We will not receive any proceeds from the common shares offered by the selling stockholders under this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes. See “Use of Proceeds.”

Market for Common Stock:	Our Common Stock is traded on The Nasdaq Capital Market under the symbol “RVPH.” On March 24, 2023, the closing price of our Common Stock was $3.93 per share.

Risk factors:

An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 4 of this prospectus and the disclosures to which that section refers you, as well as the other information included in or incorporated by reference into this prospectus for a discussion of factors that you should consider carefully before making an investment decision.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing any of the securities you should carefully consider the risk factors incorporated by reference in this prospectus from our most recent Annual Report on Form 10-K and any subsequent updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Additional Information” and “Incorporation of Certain Information By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business and prospects.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “goal,” “seek,” “project,” “strategy,” “likely,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements are neither historical facts, nor should they be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

● our ability to grow and manage growth economically;

● our ability to retain key executives and medical and science personnel;

● the impact and uncertain effect of COVID-19 or other future pandemics or events, and related responses of businesses and governments to COVID-19 or other future pandemics or events, on our operations and personnel, on commercial activity in the markets in which we operate and on our results of operations;

● the possibility that our products in development succeed in or fail clinical trials or are not approved by the U.S. Food and Drug Administration or other applicable authorities;

● the possibility that we could be forced to delay, reduce or eliminate our planned clinical trials or development programs;

● our ability to obtain approval from regulatory agencies in different jurisdictions for our current or future product candidates;

● changes in applicable laws or regulations;

● changes to our relationships within the pharmaceutical ecosystem;

● our current and future capital requirements to support our development and commercialization efforts and our ability to satisfy our capital needs;

● the accuracy of our estimates regarding expenses and capital requirements, including estimated costs of our clinical studies;

● our limited operating history;

● our history of operating losses in each year since inception and expectation that we will continue to incur operating losses for the foreseeable future;

● expectations regarding our ability to continue as a going concern;

● changes in the markets that we target;

● our ability to maintain the listing of our Common Stock and our listed warrants on Nasdaq;

● our ability to maintain or protect the validity of our patents and other intellectual property;

● our exposure to any liability, protracted and costly litigation or reputational damage relating to data security;

● our ability to maintain effective internal controls; and

● the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein and in the documents incorporated by reference herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Factors that may affect our results include, but are not limited to, the risks and uncertainties discussed in the “Risk Factors” section on page 4 of this prospectus, in our Annual Report on Form 10-K or in other reports we file with the SEC.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus and in the documents incorporated by reference in this prospectus are based on information available to us on the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

You should rely only on the information in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it.

USE OF PROCEEDS

All of the shares of Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any proceeds from the sale of shares of Common Stock offered by the selling stockholders under this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. If all of the Warrants were exercised for cash, we would receive aggregate proceeds of approximately $8.1 million. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes.

DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock and do not anticipate paying any in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that our board of directors may deem relevant.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition by the selling stockholders identified in the table below of up to an aggregate of 4,743,083 shares of our Common Stock issuable upon the exercise of our outstanding Warrants.

The selling stockholders acquired their Warrants in a September 2022 private placement concurrent with a registered direct offering of shares of our Common Stock. More specifically, on September 6, 2022, in a registered direct offering, we entered into a securities purchase agreement (the “Institutional Purchase Agreement”) with certain of the selling stockholders named herein for the issuance and sale of 1,976,285 shares of Common Stock (the “Registered Shares”) at a price per share of $2.53, for aggregate gross proceeds to us of approximately $5.0 million, before deducting the placement agent fees and offering expenses payable by us.

On September 6, 2022, in a concurrent private placement, we entered into a purchase agreement (the “Private Placement Purchase Agreement,” together with the Institutional Purchase Agreement, the “Agreements”) with certain of the selling stockholders named herein, including certain entities affiliated with one of our directors, for the issuance and sale of Pre-Funded Warrants to purchase up to an aggregate of 1,383,399 shares of Common Stock at a purchase price of $2.5299 per Pre-Funded Warrant, for aggregate gross proceeds to us of approximately $3.5 million, before deducting the placement agent fees and offering expenses payable by us. The Pre-Funded Warrants were immediately exercisable upon issuance at an exercise price of $0.0001 per share and will expire when the Pre-Funded Warrants are fully exercised.

Pursuant to the Agreements, we also sold and issued to the selling stockholders, in a private placement, Common Warrants to purchase up to 3,359,684 shares of Common Stock. The Common Warrants were immediately exercisable upon issuance at an exercise price of $2.40 per share and will expire on September 8, 2027.

This prospectus covers the resale or other disposition by the selling stockholders of the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants and Common Warrants.

The closing of the issuance and sale of the Registered Shares, Pre-Funded Warrants and Common Warrants was consummated on September 8, 2022.

The Warrants held by the selling stockholders contain limitations which prevent the holder from exercising such Warrants if such exercise would cause the selling stockholders, together with certain related parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 19.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination, Common Stock issuable upon exercise of the Warrants which have not been exercised.

The table below sets forth, as of March 14, 2023, the following information regarding the selling stockholders:

●	the names of the selling stockholders;

●	the number of shares of Common Stock owned by the selling stockholders prior to this offering, without regard to any beneficial ownership limitations contained in the Warrants;

●	the number of shares of Common Stock to be offered by the selling stockholders in this offering;

●	the number of shares of Common Stock to be owned by the selling stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus; and

●

the percentage of our issued and outstanding Common Stock to be owned by the selling stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus, based on the number of shares of Common Stock issued and outstanding as of March 14, 2023.

Except as described above, the number of shares of Common Stock beneficially owned by the selling stockholders has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, Common Stock that the selling stockholders have the right to acquire within 60 days of March 14, 2023.

All information with respect to the Common Stock ownership of the selling stockholders has been furnished by or on behalf of the selling stockholders. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by them. Because the selling stockholders identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares of Common Stock owned beneficially by them that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. Except as described below, the selling stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our Common Stock or other securities.

						Percentage
						of
						Shares
						Beneficially
	Shares		Shares			Owned
	Owned		Offered		Shares	after
	prior to		by this		Owned after	Offering
Name of Selling Stockholders	Offering		Prospectus		Offering	(1)
Armistice Capital Master Fund Ltd.	4,176,260	(2)	1,976,285	(4)	2,199,975	4.99%
Vedanta Associates - R LP	6,073,140	(3)	1,027,668	(5)	5,045,472	18.84%
Beta Operators Fund LP	6,073,140	(3)	1,739,130	(6)	4,334,000	15.03%

(1)	Percentages are based on 20,452,121 common shares outstanding as of March 14, 2023, assuming the resale of all of the common shares covered by this prospectus.

(2)

Consists of (i) Common Warrants to purchase up to 1,976,285 shares of Common Stock and (ii) additional warrants to purchase up to 2,199,975 shares of Common Stock. The exercise of all of the warrants held by Armistice Capital Master Fund Ltd. (the “Master Fund”) are subject to a 4.99% beneficial ownership limitation which prohibits the Master Fund from exercising any portion of those warrants to the extent that, following such exercise, the Master Fund would own a number of our shares of our Common Stock exceeding the beneficial ownership limitation. The number of shares listed in the second and fourth columns are based on the number of shares of Common Stock and warrants held by the Master Fund, assuming exercise in full of the warrants without regard to any limitations on exercise, but the percentage set forth in the fifth column is limited by the 4.99% beneficial ownership blocker. The securities are directly held by the Master Fund, a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)

Based on the information provided in the Schedule 13D/A filed with the SEC on September 12, 2022 by Mr. Saxena, the chairman of our Board, with respect to himself, Vedanta Associates, L.P., Beta Operators Fund, L.P., Vedanta Associates-R, L.P. and Vedanta Partners, LLC. Includes (a) 871,337 shares of Common Stock held by Mr. Saxena, (b) 99,539 shares held by Vedanta Associates, L.P. (c) 399,000 shares held by Beta Operators Fund, L.P., (d) 931,000 shares held by Vedanta Associates-R, L.P., (e) 869,565 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants held by Beta Operators Fund, L.P. which are subject to a 19.99% beneficial ownership limitation blocker, (f) 513,834 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants held by Vedanta Associates-R, L.P. which are subject to a 19.99% beneficial ownership limitation blocker, (g) 869,565 shares of shares of Common Stock issuable upon the exercise of Common Warrants held by Beta Operators Fund, L.P. which are subject to a 19.99% beneficial ownership limitation blocker, (h) 513,834 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants held by Vedanta Associates-R, L.P. which are subject to a 19.99% beneficial ownership limitation blocker, (i) 299,250 shares of Common Stock issuable upon the exercise of 399,000 warrants held by Beta Operators Fund, L.P. which are subject to a 4.99% beneficial ownership limitation blocker, (j) 698,250 shares of Common Stock issuable upon the exercise of 931,000 warrants held by Vedanta Associates-R, L.P. which are subject to a 4.99% beneficial ownership limitation blocker and (k) 7,966 shares of Common Stock issuable upon the exercise of stock options held by Mr. Saxena that are exercisable or will be exercisable within 60 days of March 14, 2023. Vedanta Partners, LLC is the general partner of Vedanta Associates, L.P. and Vedanta Associates-R, L.P. Vedanta Associates, L.P. is the general partner of Beta Operators Fund, L.P. Vedanta Partners, LLC has voting and dispositive power over the securities held by Vedanta Associates, L.P. and Vedanta Associates-R, L.P. Vedanta Associates, L.P. has voting and dispositive power over securities held by Beta Operators Fund L.P. Parag Saxena is the majority owner of Vedanta Partners, LLC and controls Vedanta Partners, LLC, Vedanta Associates-R, L.P. and Beta Operators Fund, L.P. and may be deemed to be the beneficial owner of such securities. Mr. Saxena, however, disclaims beneficial ownership over any securities owned by Vedanta Associates, L.P. Vedanta Associates-R, L.P. and Beta Operators Fund, L.P. in which he does not have any pecuniary interest. The number of shares listed in the second and fourth columns are based on the number of shares of Common Stock and warrants held by Vedanta Associates - R LP, assuming exercise in full of the warrants without regard to any limitations on exercise, but the percentage set forth in the fifth column is limited by certain beneficial ownership blockers described above.

(4)	Represents Common Warrants to purchase up to 1,976,285 shares of Common Stock.

(5)	Includes (i) Common Warrants to purchase up to 513,834 shares of Common Stock and (ii) Pre-Funded Warrants to purchase up to 513,834 shares of Common Stock.

(6)	Includes (i) Common Warrants to purchase up to 869,565 shares of Common Stock and (ii) Pre-Funded Warrants to purchase up to 869,565 shares of Common Stock.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock, or interests in the shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in the shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed;

●	on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell;

●	a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part was declared effective by the SEC;

●	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The aggregate proceeds to the selling stockholders from the sale of the shares of Common Stock offered by them will be the purchase price of the shares of Common Stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of Common Stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling stockholders.

The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved but, except as set forth in a supplement to this prospectus to the extent required, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 5110).

In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Common Stock offered by this prospectus, which shares of Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances as permitted by applicable law, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act. In such event, any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are deemed to be “underwriters” under the Securities Act (if any) will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to engage in a distribution of the shares of Common Stock. Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the distribution of shares of Common Stock, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being distributed and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders may sell all, some or none of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part. If sold under the registration statement of which this prospectus forms a part, the shares of Common Stock registered hereunder will be freely tradable in the hands of persons other than our affiliates that acquire such shares.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Common Stock in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of:

●	115,000,000 shares of Common Stock, par value $0.0001 per share; and

●	10,000,000 shares of preferred stock, par value $0.0001 per share.

As of close of business on March 14, 2023, there were 20,452,121 shares of our Common Stock issued and outstanding and no shares of our preferred stock were issued and outstanding.

The additional shares of our authorized capital stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our amended and restated certificate of incorporation and bylaws, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.

Common Stock

Voting. The holders of our Common Stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent pursuant to written consent). When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast on such matter, except where a different vote is required by law, by the rules or regulations of any stock exchange applicable to us, or pursuant to any regulation applicable to us or our securities, or matters relating solely to the terms of preferred stock, in which case, such different vote shall apply. A majority in voting power of the shares entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

Dividends. The holders of our Common Stock are entitled to receive, ratably, dividends only if, when and as declared by our board of directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over our Common Stock.

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over our Common Stock.

Conversion Right. The holders of our Common Stock have no conversion rights.

Preemptive and Similar Rights. The holders of our Common Stock have no preemptive or similar rights.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to our Common Stock. All of the outstanding shares of our Common Stock are fully-paid and non-assessable.

Transfer Restrictions. Shares of our Common Stock are subject to transfer restrictions. Holders of our Common Stock may not transfer their securities unless (a) a registration statement is in effect under the Securities Act covering the proposed transfer and such transfer is made in accordance with such registration statement or (b) the securities are transferred in a transaction exempt from the registration requirements of the Securities Act and any related requirements imposed by applicable state securities laws. In the case of any transfer permitted under clause (b), the holder must notify us in writing of the proposed transfer and furnish us with an opinion of counsel, reasonably satisfactory to us, that the transfer will not require registration under the Securities Act or any applicable state securities laws. Each certificate representing a security contains a legend referring to this restriction on transfer and any legends required by state securities laws.

Transfer Agent and Registrar

Continental Stock Transfer and Trust, located at 1 State Street 30th Floor, New York, NY 10004, is the transfer agent and registrar for our Common Stock.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, with such designations, rights, and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of preferred stock could have the effect of restricting dividends on our Common Stock, diluting the voting power of our Common Stock, impairing the liquidation rights of our Common Stock, or delaying or preventing a change in control of our company.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

●	the title and stated value;

●	the number of shares offered, the liquidation preference per share and the purchase price;

●	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	the procedures for any auction and remarketing, if any;

●	the provisions for a sinking fund, if any;

●	the provisions for redemption, including any restriction on repurchase or redemption while there is any arrearage in the payment of dividends or sinking fund installments, if applicable;

●	any listing of the preferred stock on any securities exchange or market;

●	whether the preferred stock will be convertible into our Common Stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

●	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

●	voting rights, if any, of the preferred stock;

●	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

●	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

●

any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up our Company

Transfer Agent and Registrar for Preferred Stock

The transfer agent and registrar for any series or class of preferred stock will be set forth in each applicable prospectus supplement or other applicable offering documentation applicable to any such offering of preferred stock.

Warrants

Below is a description of the terms of the Common Warrants and the Pre-Funded Warrants. This prospectus relates to the resale from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” of the shares of Common Stock issuable upon the exercise of such Warrants. For further information about our Common Stock, our listed warrants and our other outstanding warrants, see Exhibit 4.1, “Description of Securities”, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including any amendments or reports filed for the purpose of updating such description.

Common Warrants

The Common Warrants were issued on September 8, 2022. As of March 14, 2023, the Common Warrants were exercisable for an aggregate of up to 3,359,684 shares of Common Stock.

Exercisability. The Common Warrants were exercisable immediately upon issuance and expire on September 8, 2027. The Common Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of Common Stock underlying the Common Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the shares of Common Stock underlying the Common Warrants, then the Common Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Common Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the Common Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% upon the request of the investor) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The Common Warrants have an exercise price of $2.40 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Common Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established public trading market for the Common Warrants. We do not intend to apply for listing of the Common Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Common Warrants is limited.

Fundamental Transactions. In the event of any fundamental transaction, as described in the Common Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of Common Stock, then upon any subsequent exercise of a Common Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Common Warrant is exercisable immediately prior to such event.

Rights as a Shareholder. Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Common Warrant does not have the rights or privileges of a holder of our shares of Common Stock, including any voting rights, until the holder exercises the Common Warrant.

Registration Rights. We have filed this registration statement with the SEC that includes this prospectus to register for resale under the Securities Act, the shares of Common Stock issuable upon exercise of the Common Warrants to satisfy our obligations in connection with the Private Placement. We will use commercially reasonable efforts to keep registration statement effective at all times until the selling stockholders no longer own any Common Warrants or shares issuable upon exercise thereof.

Pre-Funded Warrants

The Pre-Funded Warrants were issued September 8, 2022. As of March 14, 2023, the Pre-Funded Warrants were exercisable for an aggregate of up to 1,383,399 shares of Common Stock.

Duration and Exercise Price

The Pre-Funded Warrants have an exercise price of $0.0001 per share. The Pre-Funded were exercisable immediately upon issuance and may be exercised at any time after their original issuance until such Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Common Stock. Pre-Funded Warrants will be issued in certificated form only.

Exercisability

The Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock are purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of our outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares of Common Stock after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon the exercise of a Pre-Funded Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Pre-Funded Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of Common Stock, then upon any subsequent exercise of a Pre-Funded Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of v for which the Pre-Funded Warrant is exercisable immediately prior to such event.

Transferability

In accordance with its terms and subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of the holders’ ownership of shares of Common Stock, the holders of Pre-Funded Warrants do not have the rights or privileges of holders of shares of Common Stock, including any voting rights, until holders exercise their Pre-Funded Warrants.

Anti-takeover Effects of Delaware Law and our Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation, our bylaws and the DGCL each contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of common stock. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended by all directors of our board of directors then in office, except that holders of one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which apply so long as the common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

Our amended and restated certificate of incorporation provides that our board of directors will determine the number of directors who will serve on our board of directors, subject to the rights of the holders of any series of preferred stock to elect additional directors. The exact number of directors will be fixed solely and exclusively by resolution duly adopted from time to time by our board of directors.

Our amended and restated certificate of incorporation provides that any vacancy on our board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the death, resignation, disqualification or removal of a director, may be filled only by a majority of the directors then in office, even if less than a quorum, subject to the rights, if any, of the holders of preferred stock.

Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director.

Business Combinations

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

●

prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

●

on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

Such provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Quorum

Our bylaws provide that at any meeting of our board of directors, a majority of the directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting.

General Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of stockholders may be called only by our board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of our board of directors, subject to the rights, if any, of the holders of any series of preferred stock.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received by the Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the date of the preceding annual meeting of stockholders (for the purposes of the first annual meeting of our stockholders following the adoption of our bylaws, a stockholder’s notice must be received by the Secretary at the Company’s principal executive offices not later than (i) 90 days prior to the date of the first annual meeting or (ii) less than 10 days following the date the first annual meeting is publicly announced). Our bylaws also specify requirements as to the form and content of a stockholder’s notice. Our bylaws allow our board of directors or a committee of our board of directors to determine whether a nomination or any business proposed to be brought before a special meeting of the stockholders was made in accordance with our bylaws. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Amendment Provisions

Our amended and restated certificate of incorporation and our bylaws provide that our board of directors, by the affirmative vote of a majority of our board of directors, is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware. Any amendment, alteration, rescission or repeal of our bylaws by our stockholders requires the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

Our amended and restated certificate of incorporation provides that it may be amended, altered, changed or repealed in accordance with the DGCL.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent to the selection of an alternative forum, any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any of our directors or officers arising pursuant to, or a claim against the Company or any director or officer of the Company with respect to the interpretation or application of any provision of, the DGCL, our amended and restated certificate of incorporation or our bylaws or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine will, to the fullest extent permitted by law, be solely and exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable. Although we believe this provision benefits it by providing increased consistency in the application of Delaware law in believe types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our amended and restated certificate of incorporation provides that, unless we consent to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; provided, however, that this provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our amended and restated certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Listing

Our Common Stock and certain of our warrants that were issued in connection with our initial public offering, which we refer to as our Public Warrants or our listed warrants (separate from the Common Warrants and Pre-Funded Warrants to which this prospectus relates in connection with the resale from time to time by the selling stockholders of the Common Stock issuable upon exercise thereof), are listed on Nasdaq under the symbols “RVPH” and “RVPHW,” respectively.

LEGAL MATTERS

The validity of the Common Stock being offered hereby will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2022 and 2021 included in our Annual Report on Form 10-K for the year ended December 31, 2022, have been audited by Armanino LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Such financial statements have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at https://reviva pharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 30, 2023; and

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the description of our Common Stock contained in our Registration Statement on Form 8-A12B  filed with the Commission on August 20, 2018 pursuant to Section 12(b) of the Exchange Act, as updated by the Description of Securities set forth on Exhibit 4.1 to our Annual Report on Form 10-K filed with the Commission on March 30, 2023, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Reviva Pharmaceuticals Holdings, Inc., Attn: Chief Financial Officer, 19925 Stevens Creek Blvd., Suite 100, Cupertino, CA, 95014. You may also direct any requests for documents to us by telephone at (408) 501-8881 or e-mail at info.rp@revivapharma.com.